Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AND CONSULTING AGREEMENT (“Agreement”) is made and entered into as of the 16th day of June, 2009, by and between ARI Network Services, Inc. (“ARI”), and Kenneth S. Folberg (“Consultant”).

W I T N E S S E T H:

WHEREAS, Consultant served ARI as its Vice President of Finance and Chief Financial Officer from on or about July 28, 2008 through June 16, 2009 (“Separation Date”);

WHEREAS, Consultant and ARI have mutually agreed that Consultant’s employment with ARI ends effective on the Separation Date and desire to finalize all aspects of Consultant’s pre- and post-separation relationship with ARI;

WHEREAS, in order to assure and retain the availability of Consultant’s specific expertise regarding ARI and its finances, the industry in which it operates and the contacts and business relationships which Consultant established prior to his separation, ARI desires to engage Consultant in a post-separation consulting relationship as more fully described in this Agreement;

WHEREAS, Consultant desires to accept such consulting engagement and perform such consulting services for ARI, upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the recitals and the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Separation and Release

1.1

Consultant’s Separation and Release.  Consultant acknowledges and agrees that his last date of employment with ARI is the Separation Date.  Consultant further acknowledges and agrees that ARI has complied with all of its obligations to Consultant, including all of ARI’s obligations under the July 28, 2008 Employment Agreement between ARI and Consultant (“Employment Agreement”), and that ARI has no further obligations to Consultant arising from his employment with ARI, except the obligations to (1) pay Consultant his Base Salary (as defined in the Employment Agreement) through the Separation Date; (2) pay Consultant for any vacation (but not personal holidays) that Consultant has accrued, but not used, prior to the Separation Date; (3) pay Consultant any earned but unpaid bonus due to Consultant for any fiscal quarter of ARI that has been completed as of the Separation Date; (4) provide Consultant with his vested rights, if any, as of the Separation Date in ARI’s 401(k) plan and any payments due Consultant under the terms of such 401(k) plan; and (5) provide Consultant with the right to participate, at his own expense, in ARI’s group health insurance plan in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (including amendments under the American Recovery and Reinvestment Act of 2009) (“COBRA”).  In order to wrap up any loose ends regarding Consultant’s employment by ARI through the Separation Date, Consultant agrees to sign and return, and choose not to revoke, the

Complete and Permanent Release (“Release”) which is attached hereto as Exhibit A and incorporated herein.  Consultant acknowledges and agrees that if he fails to sign and return the Release to ARI or chooses to revoke his acceptance of the Release as specified in Exhibit A, this Agreement shall not become effective and shall be null and void; provided, however, that Article VII and Section 8.1, below, shall remain in full force and effect should Consultant choose to revoke his acceptance of the Release as specified in Exhibit A.

1.2

Company Release.  Except for claims involving misconduct of the type specified in Wis. Stat. § 180.0851(2)(a)(1)-(4), the Company agrees to release Consultant, his heirs, successors, and assigns from any claims arising out of or related in any way to his employment by it and all other events, occurrences and transactions through and including the date of this agreement.  This release of claims applies whether the claims are known, unknown, anticipated or unanticipated by the Company.  The Company further waives its rights to any remedies or benefits related to the claims it is releasing under this Section 1.2.

ARTICLE II

Consultation

2.1

Consulting Period.  The term of the consulting arrangement between Consultant and ARI under this Agreement shall be effective on June 16, 2009 and shall continue until March 15, 2010, subject to earlier termination as set forth in Article IV, below.  For purposes of this Agreement, the “Consulting Period” shall be the period from June 16, 2009 through the termination, pursuant to Article IV, below, of such consulting arrangement.

2.2

Services.  ARI hereby retains Consultant to act as an independent contractor during the Consulting Period for purposes of performing consulting services for ARI regarding ARI and its finances and the industry in which it operates, and Consultant hereby agrees to be engaged in such capacity, all in accordance with the expressed terms, duties and obligations as set forth in this Agreement.

2.3

Consulting Duties.  During the Consulting Period, Consultant shall perform consulting services for ARI regarding ARI and its finances and the industry in which it operates, consistent with the Consultant’s professional expertise.  Such services shall, as requested and authorized by the Chairman of ARI’s Board of Directors (“Board”) from time to time, include, without limitation, the following (which for purposes of this Agreement are designated as the “Services”):

(a)

Consulting with and advising ARI regarding its finances and financial activities;

(b)

Consulting with and advising ARI regarding the development of new and existing industry relationships;

(c)

Consulting with ARI regarding its strategic growth, including potential acquisitions;

(d)

Completing special projects related to ARI and its finances; and

(e)

Any activities reasonably related to the activities described above, as may reasonably be requested of the Consultant from time to time by the Chairman of the Board.

Consultant acknowledges and agrees that Consultant has no authority to enter into any contracts or assume any obligations on behalf of ARI.  ARI shall not be liable for any actions or omissions of Consultant in excess of his authority as set forth above or otherwise in breach of this Agreement.

2.4

Time.  Consultant agrees to devote such of his time and efforts as are necessary to perform and complete the services related to his obligations under this Agreement; provided, however, that (1) such time does not exceed 693 total hours during the entire Consulting Period (“Total Cap”) or (2) 154 hours in any single calendar month (“Monthly Cap”), pro-rated for any partial calendar month.  For each calendar month (“Current Month”) during the Consulting Period, ARI may request that Consultant provide, and, if so requested, Consultant agrees to provide, a number of hours of service determined as follows: 77 hours (“Base Monthly Consulting Hours”) plus the Banked Consulting Hours (defined below) plus the Borrowed Consulting Hours (defined below); provided, however, that neither the Total Cap nor the Monthly Cap may be exceeded in any Current Month.  For purposes of this Agreement, “Banked Consulting Hours” equals the Base Monthly Consulting Hours (77 hours) times the number of months in the Consulting Period prior to the Current Month (pro-rated for any partial calendar months) less the total hours of service provided by Consultant under this Agreement prior to the Current Month.  For purposes of this Agreement, “Borrowed Consulting Hours” means the total number of Base Monthly Consulting Hours (77 hours) times the number of months between the end of the Current Month and March 15, 2010 (pro-rated for any partial calendar months).

2.5

Method.  ARI anticipates that the performance of Consultant’s consulting services will, from time to time, be conducted in person, at meetings, presentations or conferences, or via telephone, email or other electronic communication at mutually agreed upon times and places, which agreement shall not be unreasonably withheld.  ARI acknowledges and agrees that the time and effort that Consultant must devote to the performance of services hereunder will likely vary from time to time.  Except as provided in Articles VII and VIII, below, and Articles IV through VII of the Employment Agreement, ARI further acknowledges and agrees that nothing contained herein shall be deemed to prohibit Consultant from providing similar services for, accepting employment with, or rendering professional services to, any other party at any time.

ARTICLE III

Consideration; Expenses

3.1

Consideration.  As full and complete compensation for the Services to be provided by Consultant hereunder, ARI shall pay Consultant a total fee of Fifteen Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($15,833.33) per month, pro-rated for any partial calendar month of the Consulting Period.  Should this Agreement terminate pursuant to Article IV, below, prior to March 15, 2010, ARI shall only be obligated to pay a portion of the final monthly fee, pro-rated for the portion of the final month of service completed prior to such termination.  Any time devoted by Consultant to the performance of consulting services under this Agreement greater than the 693 total hours specified in Section 2.4, above, shall be paid by

ARI at the rate of $91.35 per hour; provided, however, that any such additional hours are approved in advance by the Chairman of the Board.  Consultant shall be responsible for maintaining accurate records of the time he devotes to the services he provides under this Agreement, including, without limitation, a list of the date of activity, a description of the activity and the number of hours per activity, and shall provide ARI with such records no later than the 10th day of the month following the provision of such services.  Notwithstanding Article V, below, the parties have agreed that all payments by ARI to Consultant under this Agreement shall be subject to normal tax withholding and tax payments and shall be payable by ARI to Consultant pursuant to ARI’s regular payroll schedule and that IRS Forms W-2 will be issued to Consultant reflecting these payments.

3.2

Reimbursement of Expenses.  During the Consulting Period, ARI shall pay or reimburse Consultant for all documented ordinary and reasonable out-of-pocket expenses incurred by Consultant in performing the Services hereunder in accordance with ARI policy on such reimbursable expenses; provided, however, that any single expense exceeding Five Hundred and no/100 Dollars ($500.00) must be pre-approved by the Chairman of the Board.  Consultant shall be required to submit an itemized account of such expenditures and such proof as may be necessary to establish to the reasonable satisfaction of ARI that such expenses incurred by Consultant were ordinary and necessary business expenses incurred on behalf of ARI.  Should Consultant elect to perform duties from his home, any such home office expenses shall be his responsibility.  In no event shall ARI be obligated to pay any compensation other than that specified in this Article III.

ARTICLE IV

Termination

4.1

Notwithstanding any other provision of this Agreement, this Agreement will terminate if any of the following events occur:

(a)

The expiration of March 15, 2010;

(b)

The mutual written agreement of the parties that this Agreement be terminated; or

(c)

The material breach or material violation of the terms of this Agreement by either party (including, but not limited to, Consultant’s refusal or inability, for whatever reason, to perform his duties hereunder), provided the breaching party has been given written notice by the non-breaching party specifying the nature of the breach or violation and a period of five (5) calendar days in which to cure such breach or violation and further provided that, in such case, only the non-breaching party can exercise this right to termination; provided, however, that Consultant’s inability to perform his duties hereunder due to a medical disability that qualifies Consultant for Social Security Disability Insurance shall not constitute a material breach or violation.  If ARI provides Consultant with written notice of a breach or violation under this Section 4.1(c), such notice shall be given to Consultant by the Chairman of the Board and the Chairman of ARI’s Audit Committee, and Consultant will be given an opportunity, during the five (5) day cure period specified in the previous sentence to be heard by the Chairman of the

Board and/or the Chairman of ARI’s Audit Committee regarding such notice of breach or violation.

4.2

Obligations Upon Termination.  Upon the termination of this Agreement pursuant to Section 4.1, above, the parties shall have the following obligations:

(a)

Consultant shall deliver to ARI any and all materials relating in any way to and/or created in connection with the performance of the Services, including, but not limited to any customer information or lists, any computer discs or other electronic media, papers or records containing Confidential Information or Trade Secrets (as defined below) and any and all materials relating to the Services.

(b)

ARI shall make any payments required under Article III, above, through the date of termination, in full satisfaction of ARI’s remaining financial obligations to Consultant under this Agreement, and all other payments shall terminate.

(c)

Consultant’s obligations under Articles VII and VIII, below, and Articles IV through VII of the Employment Agreement, shall survive termination of this Agreement, and Consultant shall abide by his obligations under those Articles following termination, for whatever reason, of this Agreement.

ARTICLE V

Independent Consultant Relationship

It is expressly acknowledged by the parties hereto that Consultant is an independent contractor.  Nothing contained herein or otherwise shall be construed in such manner as to create the relationship of employer/employee between Consultant and ARI.  ARI acknowledges that Consultant’s duties under this Agreement do not constitute the only requirement upon the time of Consultant, that Consultant will be free to exercise his discretion as to the method and means of performance of the specified services and that the times and places of the performance of Consultant’s Services hereunder shall be mutually agreed upon by Consultant and ARI, which agreement shall not be unreasonably withheld.  In acknowledging that he is an independent contractor, Consultant agrees that he shall not be entitled to participate in any insurance or other fringe benefits provided by ARI to its employees.

ARTICLE VI

Representations and Warranties of the Consultant

Consultant represents and warrants to ARI that he (i) has full power and right to perform the Services hereunder and (ii) is under no obligation of contract, confidentiality, non-competition or similar restraint relating to or restricting his ability to perform the Services hereunder.

ARTICLE VII

Confidential Information; Return of Records; Business Ideas

7.1

Acknowledgments.  Consultant acknowledges and agrees that ARI is a publicly traded company and that, as an integral part of its business, ARI has expended a great deal of time, money and effort to develop and maintain confidential, proprietary and trade secret information to compete against similar businesses and maintain a competitive marketplace advantage and that this information, if misused or disclosed, would be harmful to ARI’s business and competitive position in the marketplace.  Consultant further acknowledges and agrees that as a Consultant under this Agreement, ARI provides Consultant with access to its confidential, proprietary and trade secret information, strategies and other confidential business information that would be of considerable value to competitive businesses.  As a result, Consultant acknowledges and agrees that the restrictions contained in this Article VII are reasonable, appropriate and necessary for the protection of ARI’s confidential, proprietary and trade secret information.

7.2

Confidentiality Obligations.  During the Consulting Period, Consultant will not directly or indirectly use or disclose any Confidential Information or Trade Secrets (as defined below) except in the interest and for the benefit of ARI.  After the end, for whatever reason, of the Consulting Period, Consultant will not directly or indirectly use or disclose any Trade Secrets.  For a period of two (2) years following the end, for whatever reason, of the Consulting Period, Consultant will not directly or indirectly use or disclose any Confidential Information.  Consultant further agrees not to use or disclose at any time information received by ARI from others except in accordance with ARI’s contractual or other legal obligations; ARI’s customers and suppliers are third party beneficiaries of this promise.  Consultant further acknowledges and agrees that if he commences his engagement as a consultant under this Agreement and subsequently revokes the Release contained in Exhibit A, his obligations under this Article VII shall remain in full force and effect.

7.3

Definitions.  The defined terms used in this Article VII shall have that meaning set forth in Section 4.2 of the Employment Agreement.

7.4

Return of Records.  Following the Consulting Period, or upon request by ARI at any time, Consultant shall immediately return to ARI all documents, records, and materials belonging and/or relating to ARI, and all copies of all such materials.  Following the Consulting Period, or upon request by ARI at any time, Consultant further agrees to destroy such records maintained by Consultant on Consultant’s own computer equipment and to make available Consultant’s personal computer equipment for inspection by ARI or its agent, at reasonable times and at ARI expense upon ARI request, to ensure that adequate measures have been taken to destroy such records on Consultant’s computer equipment.

7.5

Business Ideas.

(a)

Assignment.  ARI will own, and Consultant hereby assigns to ARI and agrees to assign to ARI, all rights in all Business Ideas which Consultant originates or develops whether alone or working with others while Consultant is engaged by ARI during the Consulting Period.  All Business Ideas which are or form the basis for copyrightable works are hereby assigned to ARI and/or shall be assigned to ARI or shall be considered “works for hire” as that term is defined by United States copyright law.

(b)

Definition of Business Ideas.  The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets,

discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Consultant originates or develops, either alone or jointly with others, while Consultant is engaged by ARI during the Consulting Period and which are: (i) related to any business known to Consultant to be engaged in or contemplated by ARI; (ii) originated or developed during Consultant’s consulting hours for ARI during the Consulting Period; or (iii) originated or developed in whole or in substantial part using materials, labor, facilities or equipment furnished by ARI.

(c)

Disclosure.  At any time during or after his engagement by ARI as a consultant under this Agreement, Consultant will promptly disclose all Business Ideas to the Board.

(d)

Execution of Documentation.  Consultant, at any time during or after his engagement by ARI as a consultant under this Agreement, will promptly execute all documents which ARI may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

ARTICLE VIII

Post-Employment Obligations

8.1

Surviving Post-Employment Obligations.  Consultant acknowledges and agrees that his obligations under Articles IV, V, VI and VII of the Employment Agreement shall survive the separation of Consultant’s employment with ARI and remain in full force and effect following the Separation Date.  Consultant further acknowledges and agrees that if he commences his engagement as a consultant under this Agreement and subsequently revokes the Release contained in Exhibit A, his obligations under this Section 8.1 shall remain in full force and effect.

8.2

Non-Disparagement.

(a)

Consultant agrees not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of ARI or any of the Released Parties (as defined in Exhibit A).  Nothing contained in this Section 8.2(a) shall preclude Consultant from providing truthful testimony pursuant to subpoena or other legal process or from truthfully communicating with investors, securities regulators, government agencies or others with a reasonable need to know, concerning Consultant’s employment with ARI, separation from such employment and consulting relationship with ARI.

(b)

ARI agrees to cause its directors and officers not to engage at any time during their employment by or service to ARI in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage or otherwise impair Consultant’s reputation.  Nothing contained in this Section 8.2(b) shall preclude any party or other individual, including without limitation those listed above, from providing truthful testimony pursuant to subpoena or other legal process or from truthfully communicating with investors, securities regulators, government agencies or others with a reasonable need to know, concerning Consultant’s employment with ARI, separation from such employment and consulting relationship with ARI.

(c)

Nothing in this Section 8.2 shall be construed to limit the rights of either party to provide truthful testimony in any litigation that may arise between the parties to this Agreement.

8.3

Stock Options.  Any stock options granted to Consultant during his employment by the Company shall be governed by the terms of the stock option agreements and/or plans applicable to such stock options.

ARTICLE IX

Miscellaneous

9.1

Recitals.  The recitals to this Agreement are hereby incorporated herein by this reference.

9.2

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Wisconsin, without regard to the principles of conflicts of law thereunder.

9.3

Entire Agreement; Amendment.  This Agreement contains the entire agreement between the parties with respect to the provision of consulting services by Consultant to ARI, and supersedes all prior and contemporaneous representations, promises, agreements and understandings, whether oral or written, between the parties (including the Employment Agreement); provided, however, that this Section 9.3 does not apply to the Stock Option Agreement or to Articles IV through VII of the Employment Agreement or any other confidentiality or restrictive covenant obligations which Consultant owes to ARI which shall remain in full force and effect.  This Agreement may not be modified, amended, terminated or waived, in whole or in part, except by a written instrument signed by each of the parties hereto.

9.4

Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, one (1) business day after sent by prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment, or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested (provided that if there is a general delay in mail delivery when the notice is mailed due to terrorism or other unusual circumstances, then the notice shall be considered to be given hereunder when it is actually received by the addressee), in each case addressed as follows, or to such other address as shall be designated by notice duly given:

If to ARI:

ARI Network Services, Inc.

11425 West Lake Park Drive

Milwaukee, WI  53224-3025

Fax: +1 (414) 973-4618

Attn: Chairman of the Board

If to the Consultant:

Kenneth S. Folberg

1387 Keup Road

Grafton, WI  53024

or such other address as either party shall request for itself by a notice given pursuant to this Section 9.4.

9.5

Assignment.  This Agreement is binding upon and shall inure to the benefit of the successors and assigns of ARI and may be assigned by ARI without the consent of Consultant.  This Agreement may not be assigned by Consultant without ARI’s prior written consent.

9.6

Severability.  The obligations imposed by this Agreement are severable and should be construed independently of each other.  The invalidity of one provision shall not affect the validity of any other provision.

9.7

Waiver.  No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, nor shall such waiver constitute a continuing waiver unless expressly provided.

9.8

Neutral Construction.  The language used in this Agreement shall be deemed to be the language chosen by both of the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party.

9.9

Captions.  The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

9.10

Counterparts; Facsimile.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile copy with the same binding effect as the original.

IN WITNESS WHEREOF, the parties hereto have executed or caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

COMPANY:

ARI NETWORK SERVICES, INC.

By:  /s/ Brian E. Dearing

Brian E. Dearing

Chairman of the Board and Chief Corporate Development and Strategy Officer

CONSULTANT:

/s/ Kenneth S. Folberg

Kenneth S. Folberg

EXHIBIT A

COMPLETE AND PERMANENT RELEASE

I, Kenneth S. Folberg, hereby agree to the following Complete and Permanent Release (“Release”).  I understand that, in order for the attached Separation and Consulting Agreement to be effective, I must first sign and return this Release to Mary Pierson, ARI Network Services, Inc. (“Company”), 11425 West Lake Park Drive, Milwaukee, Wisconsin, 53224-3025.  I understand that the signed Release must be received by the Company on or before 5:00 p.m. Central time on the 22nd calendar date following my receipt of this Release.

1.

General Release of Claims.

I hereby release the Company from any and all claims I have against the Company.

2.

Claims to Which Release Applies.

This Release applies both to claims which are now known or are later discovered.   However, this Release does not apply to any claims that may arise after the date I execute the Release.  Nor does this Release apply to any claims which may not be released under applicable law.

3.

Claims Released Include Age Discrimination Claims

The claims released include, but are not limited to, (1) claims arising under the Age Discrimination in Employment Act, as amended (29 U.S.C. Section 621 et seq.), (2) claims arising out of or relating in any way to my employment or other relationship with the Company (including, without limitation, claims arising out of or relating in any way to the July 28, 2008 Employment Agreement between the Company and me) and (3) claims arising under any other federal, state or local law, regulation, ordinance or order that regulates such independent contractor or other relationship with the Company.

4.

Release Covers Claims Against Related Parties.

For purposes of this release, the term “Company” includes ARI Network Services, Inc. and any of its present, former and future owners, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, members, partners, employees, agents, insurers, servants, representatives, predecessors, successors, and assigns (collectively, “Released Parties”).  Therefore, the claims released include claims I have against any such persons or entities.

5.

The Terms “Claims” and “Release” are Construed Broadly.

As used in this release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights,” “causes of action (whether arising in law or equity),” “damages,” “demands,” “obligations,” “grievances” and “liabilities” of any kind or character.  Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.”

6.

Release Binding on Consultant and Related Parties.

This release shall be binding upon me and my agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

7.

Additional Consideration.

I have executed this Release in consideration for the benefits provided to me in the attached Separation and Consulting Agreement.  I acknowledge that such benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from the Company and that I am not entitled to such benefits unless I execute and do not revoke this Release.  Such benefits are sufficient to support this Release.

8.

All Representations in Documents.

In entering into this Release, I acknowledge that I have not relied on any verbal or written representations by any Company representative other than those explicitly set forth in this Release and the attached Separation and Consulting Agreement.  I agree that I am not entitled to any other benefits except those described in this Release and the attached Separation and Consulting Agreement.

9.

Opportunity to Consider this Release; Consultation with Attorney.

I have read this Release and fully understand its terms.  I have been offered at least 21 calendar days to consider its terms.  I have been (and am again hereby) advised in writing to consult with an attorney before signing this Release.

10.

Voluntary Agreement.

I have entered into this Release knowingly and voluntarily and understand that its terms are binding on me.

11.

Partial Invalidity of Release.

If any part of this Release is held to be unenforceable, invalid or void, then the balance of this Release shall nonetheless remain in full force and effect to the extent permitted by law.

12.

Headings.

The headings and subheadings in this Release are inserted for convenience and reference only and are not to be used in construing the Release.

13.

Applicable Law.

Wisconsin law will apply in connection with any dispute or proceeding concerning this Release.

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14.

Benefit Waiver.

I agree to waive and give up any benefit conferred on me by any order or judgment issued in connection with any proceeding filed against the Company (as defined in Paragraph 4, above) regarding any claim released in this Release.

15.

Seven-Day Revocation Period.

I understand that I have a period of seven (7) calendar days following the date I sign this Release to revoke this Release by giving written notice of such revocation to Mary Pierson, ARI Network Services, Inc., 11425 West Lake Park Drive, Milwaukee, Wisconsin, 53224-3025.  This Release will be binding and effective upon the expiration of this seven-day period if I do not revoke, but not before.  If I revoke this Release prior to the expiration of this seven-day period, I agree that all rights and claims of the parties which would have existed but for the acceptance of this Release’s terms, shall be restored and that the attached Separation and Consulting Agreement shall not become effective and shall be null and void; provided, however, that Article VII and Section 8.1 of the Separation and Consulting Agreement shall remain in full force and effect should I choose to revoke my acceptance of this Release.

EXECUTED THIS 16TH DAY OF JUNE, 2009.

/s/ Kenneth S. Folberg

Kenneth S. Folberg

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